Exhibit 4(f)

INVESTMENT AGREEMENT

amongst

1.	Global Founders GmbH (formerly European Founders Fund GmbH)

– “GF” –

2.	Emesco AB

– “Emesco” –

3.	AI European Holdings S.à.r.l.

– “Access” –

4.	Rocket Beteiligungs GmbH

– “RBG” –

– GF, Emesco, Access and RBG hereinafter also collectively referred to as the “Existing Shareholders” –

5.	Philippine Long Distance Telephone Company

– the “New Investor” –

– the Existing Shareholders and the New Investor hereinafter also collectively referred to as “Shareholders” and each a “Shareholder” –

6.	Rocket Internet AG

– “Company” –

the Shareholders and the Company hereinafter also collectively referred to as “Parties” and each a “Party” –

Table of Contents

§ 1	Preamble	1
§ 2	Interpretation and Definitions	2
§ 3	Merger and Redemption; Capital Increase and Amendment to the Existing Articles of Association	3
§ 4	Additional Payments into the Free Capital Reserves	5
§ 5	Warranties to the New Investor	6
§ 6	Liability and Legal Consequences of Incorrect Warranties	11
§ 7	Confidentiality	13
§ 8	Termination	14
§ 9	Notices	14
§ 10	Assignment	16
§ 11	Costs	16
§ 12	Written Form	16
§ 13	Choice of Law and Legal Venue	16
§ 14	Entire Agreement	17
§ 15	Severability	17

Table of Annexes

Annex 1.4 – List of Portfolio Companies	2
Annex 1.5 – List of Key Entities	2
Annex 3.3.5 – Articles of Association	4
Annex 3.5 – Subscription Declaration	4
Annex 5.1.3 – (Re-)payment of Share Capital	6
Annex 5.2.4 – Insolvency Proceedings of Portfolio Companies	7
Annex 5.2.5 – Additional Payment to Portfolio Companies	7
Annex 5.2.6 – Third Party Rights in Portfolio Company Shares	7
Annex 5.2.9 – Court, Arbitration or Administrative Proceedings	8
Annex 5.2.10 – Share Capital of Portfolio Companies	8
Annex 5.2.11 – Additional Payment Obligations of Portfolio Company Shares	8
Annex 5.2.12 – Financial Statements Rocket	8
Annex 5.2.13 – Financial Statements Key Entities	9
Annex 5.2.14 – Financial Liabilities	9
Annex 5.2.15 – Bank Account Statements	9
Annex 5.2.17 – List of Non Arm’s Length Agreements	9
Annex 5.2.18 – List of Challenged IP Rights	10
Annex 5.2.19 – List of Owned Domain Names	10

Index of Defined Terms

Access	1
Additional Payment First Tranche	12
Additional Payment Second Tranche	12
Aggregate Issue Price	10
Bank Working Days	10
Capital Increase 2014	9
Capital Increase Account	10
Capital Increase Resolutions	9
Company	2
Company’s Knowledge	19
Defined Terms	8
Emesco	1
Existing Shareholders	1
Financial Liabilities	17
Financial Statements Key Entities	17
Financial Statements Rocket	16
Full General Meeting	9
GF	1
Increased Stated Share Capital	9
Intellectual Property Rights	18
Investment Agreement	8

Key Entities	7
New Investor	2
New Investor’s Additional Payment	12
New Investor’s Total Investment	22
New Shares	9
Parties	2
Party	2
Portfolio Companies	7
RBG	1
Restated Articles	10
Restated Restructuring Agreement	8
Restated Shareholders’ Agreement	8
Restated Tag-Along Agreement	8
Restated Voting Agreement	8
Shareholder	2
Shareholders	2
Shares	6
Stated Share Capital	6
Subscription Declaration	10
Warranty Claim	20

§ 1

PREAMBLE

1.1	The Company is a stock corporation (Aktiengesellschaft) duly incorporated and existing under German law with its registered office in Berlin, registered with the commercial register of the local court of Charlottenburg under HRB 159634 B. The Company was originally established in the legal form of a German limited liability company (Gesellschaft mit beschränkter Haftung). On 23 June 2014, the Existing Shareholders, at the Roll of Deeds CS 767/2014 of the notary public Christian Steinke with his offices in Berlin, passed a shareholders’ resolution to transform the Company into the legal form (Formwechsel) of a stock corporation (Aktiengesellschaft) (the “Transformation”). The Transformation was registered with the Company’s commercial register on 1 July 2014. The registered object of the Company is, inter alia, the administration of its own assets, in particular the acquisition, administration and sale of participations in other companies in Germany and abroad. The Company concentrates on investments in start-up entities in the internet market.

1.2	The issued and outstanding stated share capital (Grundkapital) of the Company in the amount of EUR 110,346 (the “Stated Share Capital”) is divided into 110,346 registered shares (the “Shares”) with restricted transferability (vinkulierte Namensaktien) of the Company with no par value (nennwertlose Stückaktien), representing a participation of EUR 1.00 each in the registered share capital of the Company and is held by the Shareholders as set forth in the following table:

Shareholder	Number of Shares	Shares in % (rounded)
GF	46,762	42.38
Emesco	17,154	15.55
Access	7,833	7.10
RBG	38,597	34.98

Total	110,346	100.00

1.3	RBG shall be merged (verschmolzen) into the Company shortly after the date hereof. Upon the registration of the merger (Verschmelzung) of RBG into the Company in the Company’s commercial register, (i) RBG will cease to be a shareholder of the Company and cease to be a party to this Investment Agreement and any shareholders’ agreements concluded in relation to the Company, and (ii) the shares in the Company held by RBG shall be redeemed (eingezogen) by the Company pursuant to § 237 para 3 no. 3 German Stock Corporation Act (Aktiengesetz – AktG). Thereafter, the registered share capital of the Company in the amount of EUR 110,346 will be divided into 71,749 registered shares with restricted transferability (vinkulierte Namensaktien) with no par value (nennwertlose Stückaktien), representing a participation of EUR 1.538 each in the Stated Share Capital and will be held by GF, Emesco and Access as set forth in the following table:

Shareholder	Number of Shares	Total portion of the Stated Share Capital in EUR	Shares in % (rounded)
GF	46,762	71,918	65.17
Emesco	17,154	26,382	23.91
Access	7,833	12,046	10.92

Total	71,749	110,346	100.00

1.4	The Company holds participations in entities as set forth in Annex 1.4 (such entities and future entities in which the Company holds participations, the “Portfolio Companies”).

1.5	The major participations of the Company are set forth in Annex 1.5 (such entities the “Key Entities”).

1.6	The New Investor intends to provide the Company, as part of a long-term strategic partnership between the New Investor and the Company, with further capital and to subscribe for shares in the Company newly issued by way of an increase of the Stated Share Capital against contribution in cash (Kapitalerhöhung gegen Bareinlagen). To determine the terms and conditions of the New Investor’s investment in the Company, the Parties wish to enter into this present investment agreement including the annexes thereto (the “Investment Agreement”). The corresponding restated shareholders’ agreement including the annexes thereto setting forth the terms and conditions of the reciprocal rights and duties of the present and future shareholders of the Company (the “Restated Shareholders’ Agreement”) shall be or has been executed by the respective parties on or about the date hereof together with the restated voting agreement (the “Restated Voting Agreement”), the restated restructuring agreement (the “Restated Restructuring Agreement”) and the restated tag along agreement (the “Restated Tag-Along Agreement”).

§ 2

INTERPRETATION AND DEFINITIONS

2.1	In this Investment Agreement, defined terms (“Defined Terms”) shall have the meaning ascribed to them in the relevant paragraph.

2.2	Unless the context or the expressed provision of this Investment Agreement require otherwise, headings and subheadings of the paragraphs and/or provisions contained herein are for convenience and reference purposes only and shall not have any effect on the meaning or construction of any of the provisions hereof.

§ 3

MERGER AND REDEMPTION; CAPITAL INCREASE AND AMENDMENT TO THE

EXISTING ARTICLES OF ASSOCIATION

3.1	The Company, RBG and the other Existing Shareholders hereby undertake (i) to execute and implement (or to exercise their rights as a shareholder in the Company to give effect to such execution and implementation of) the merger (Verschmelzung) and redemption (Einziehung) of the shares in the Company held by RBG as described in § 1.3 without undue delay (unverzüglich) after the date hereof, (ii) to not sell, transfer, pledge or otherwise encumber or dispose of RBG’s shares in the Company or to exercise their rights as a shareholder in the Company to give effect or consent to such measure.

3.2	Each of the Existing Shareholders herewith undertakes to conduct a notarised general shareholders’ meeting of the Company (notariell zu beurkundende Hauptversammlung) in the form of a full general meeting (Vollversammlung) within the meaning of § 121 para. 6 German Stock Corporation Act (Aktiengesetz - AktG), to take place as soon as reasonably practical after the signing of this Investment Agreement, in any case, however, in August 2014 (the “Full General Meeting”).

3.3	Each of the Existing Shareholders undertakes to resolve as follows in the Full General Meeting, with all respective votes and without any abstention from voting (the “Capital Increase Resolution”):

3.3.1	To irrevocably waive any and all requirements regarding summoning and conducting (Einberufung und Abhaltung) of a general shareholders’ meeting of the Company, whether deriving from law or the Company’s current articles of association;

3.3.2	to increase the Stated Share Capital from EUR 110,346 by EUR 12,261 to EUR 122,607 (the “Increased Stated Share Capital”) by issuing 7,972 registered shares with restricted transferability (vinkulierte Namensaktien) in the Company with no par value (nennwertlose Stückaktien), representing a participation in the Increased Stated Share Capital of EUR 1.538 each (the “Capital Increase 2014” and the shares newly issued in the course of the Share Capital Increase, the “New Shares”). The New Shares will be issued at the value of EUR 1.538 per New Share (with respect to the aggregate amount of the New Shares, the “Aggregate Issue Price”). The New Shares will not be chartered (verbrieft) and will be of the same class and will bear the same rights as the Shares held by the Current Shareholders. The New Shares will bear the right to participate in the profits of the Company beginning with 1 January 2014;

3.3.3	to irrevocably waive their respective subscription rights (Verzicht auf das Bezugsrecht) regarding the Capital Increase 2014, in each case to the full extent, and to admit the New Investor as the sole subscriber for the New Shares;

3.3.4	to irrevocably waive the requirement of the presentation of a report of the management board (Vorstand) of the Company regarding the exclusion of the subscription rights (Verzicht auf die Vorlage eines Vorstandsberichts zum Bezugsrechtsausschluss) pursuant to § 186 para. 4 sentence 2 of the German Stock Corporation Act (Aktiengesetz – AktG); and

3.3.5	to amend and restate the Company’s current articles of association in their entirety in the form as set forth in Annex 3.3.5 (the “Restated Articles”).

3.4	The Company shall bear the costs incurred by preparing and conducting the Full General Meeting.

3.5	After the Capital Increase Resolution has been passed, the New Investor shall issue to the Company a subscription declaration for the New Shares (Zeichnungsschein), one original and one duplicate, in the proper and valid form, a draft of which is attached hereto as Annex 3.5 (the “Subscription Declaration”). The Aggregate Issue Price falls due for payment within five (5) days on which banks in Berlin and Zurich are open for the general public except Saturday or Sunday (“Bank Working Days”) after the Capital Increase Resolution has been passed, onto the following account (which is not an overdraft account) of the Company (reference: “Aggregate Issue Price for the New Shares”):

Account Holder:	Rocket Internet AG
Bank:	Deutsche Bank AG
IBAN:	DE13100700240071278600
BIC:	DEUTDEDBBER
(the “Capital Increase Account”).

3.6	The Parties agree that the Aggregate Issue Price paid by the New Investor in respect of the New Shares must not be used for payments until such time as the Capital Increase Resolution pursuant to § 3.3.1 through § 3.3.5 has been properly registered with the commercial register.

3.7	The obligations of the Existing Shareholders and/or the Company pursuant to § 3.8 and § 3.9 shall be subject to the conditions precedent of the (i) issuance of the Subscription Declaration and the (ii) payment of the Aggregate Issue Price pursuant to § 3.5 above.

3.8	Subject to the provisions of § 3.7, the Existing Shareholders and the Company shall procure that (i) the Capital Increase Resolution pursuant to § 3.3.1 through § 3.3.5 is filed with the commercial register without undue delay (unverzüglich), and (ii) the shareholders’ register (Aktienregister) pursuant to § 67 para. 1 German Stock Corporation Act (Aktiengesetz - AktG) is updated without undue delay (unverzüglich) after (A) the Capital Increase 2014 has been registered with the commercial register and (B) the Capital Increase 2014 has been implemented (Durchführung).

3.9	Subject to the provisions of § 3.7, each of the Existing Shareholders and the Company shall – also in case any interim orders (Zwischenverfügungen) will be issued – procure that any and all reasonable actions are taken and any and all declarations are issued as may be required to implement the Capital Increase Resolutions.

3.10	After the registration of the Capital Increase 2014 with the commercial register, the shares in the Company will be held as follows:

Shareholder	Number of Shares	Total portion of Stated Share Capital in EUR	Shares in % (rounded)
GF	46,762	71,918	58.66
Emesco	17,154	26,382	21.52
Access	7,833	12,046	9.82
New Investor	7,972	12,261	10.00

Total	79,721	122,607	100.00

§ 4

ADDITIONAL PAYMENTS INTO THE FREE CAPITAL RESERVES

4.1	The New Investor undertakes vis-à-vis the other Shareholders, but not vis-à-vis the Company, to make an additional payment of EUR 333,330,135 into the Company’s free capital reserves in the meaning of § 272 para. 2 no. 4 German Commercial Code (Handelsgesetzbuch – HGB) in two tranches (the “New Investor’s Additional Payment”).

4.2	The first tranche of the New Investor’s Additional Payment, corresponding to 50% of the New Investor’s Additional Payment, i.e. an amount of EUR 166,665,067.50 (the “Additional Payment First Tranche”) shall be due for payment within five (5) Bank Working Days after the later of (i) the notary public recording the Capital Increase Resolution confirms in writing to the New Investor that the Capital Increase 2014 has been registered with the Company’s commercial register and payment shall be made into the Capital Increase Account (reference “New Investor’s Additional Payment First Tranche”) and (ii) the merger (Verschmelzung) and redemption (Einziehung) of the shares in the Company held by RBG having been completed as described in § 1.3. The Company shall provide the New Investor and the Existing Shareholders with written evidence immediately upon receipt of the Additional Payment First Tranche into the Capital Increase Account.

4.3	The second tranche of the New Investor’s Additional Payment, corresponding to the remaining 50% of the New Investor’s Additional Payment, i.e. an amount of EUR 166,665,067.50 (the “Additional Payment Second Tranche”) shall be due for payment, and made within five (5) Bank Working Days, upon the occurrence of the earlier of:

4.3.1	the day on which the Company has published its press release containing the Company’s “intention to float”; and

4.3.2	the first anniversary of the day at which the notary public recording the Capital Increase Resolution has confirmed in writing to the New Investor according to §. 4.2 that the Capital Increase 2014 had been registered with the Company’s commercial register.

Payment of the Additional Payment Second Tranche shall be made by the New Investor into the Capital Increase Account (reference “New Investor’s Additional Payment Second Tranche”). The Company shall provide the New Investor and the Existing Shareholders with written evidence immediately upon receipt of the Additional Payment Second Tranche into the Capital Increase Account.

4.4	To the extent the New Investor fails to make the New Investor’s Additional Payment within ten (10) Bank Working Days after a written warning (to be issued by the Company on behalf of the Existing Shareholders after the New Investor’s Additional Payment, or any part thereof, fell due), the New Investor shall be obligated to transfer the New Shares to the Existing Shareholders (pro rata to their participation in the Company inter se immediately prior to the passing of the Capital Increase Resolution) against payment of (i) the nominal amount (to the extent the New Shares were issued and the nominal amount was paid), and (ii) any portion of the New Investor’s Additional Payment already paid by the New Investor. If the New Shares are so transferred, the claim for the New Investor’s Additional Payment against the New Investor shall lapse without the Existing Shareholders or the Company having any other claim against the New Investor.

4.5	The Parties agree that the New Investor’s Additional Payment will be used for the further growth of the business of the Company, for expanding the market share of the Portfolio Companies in various emerging markets of the world and for strengthening the Company’s position as the leading internet company outside the U.S. and China.

§ 5

WARRANTIES TO THE NEW INVESTOR

5.1	Each of the Existing Shareholders, individually and separately of the other Existing Shareholders and with respect to the Shares held by such Existing Shareholder only, warrant towards the New Investor in the form of independent warranties (§ 311 para. 1 German Civil Code, Bürgerliches Gesetzbuch – BGB) that at the date hereof:

5.1.1	the respective Existing Shareholder holds valid title to the Shares held by it and has the right to exercise all voting and other rights deriving from its Shares and are under no restriction to pass the resolutions and to take all necessary steps required for the Capital Increase 2014;

5.1.2	the Shares held by the respective Existing Shareholder are free of third party rights, liens or encumbrances and no third party has a claim for the granting of any rights, liens or encumbrances or for the transfer or acquisition of any Shares;

5.1.3	other than as disclosed in Annex 5.1.3, the Stated Share Capital in respect to the Shares held by the respective Existing Shareholder is fully paid up and has not been repaid and is free of ancillary obligations (Nebenleistungen), in particular no open or hidden repayments of capital (Einlagenrückgewähr), no hidden distributions of profits (verdeckte Gewinnausschüttungen) and no hidden contributions in kind (verdeckte Sacheinlagen) have been made or have been agreed; furthermore, no payments or other distributions have been made by the Company to the respective Existing Shareholder since 1 January 2014 other than the ones listed in Annex 5.1.3.

In addition, only GF hereby warrants towards the New Investor in the form of an independent warranty (§ 311 para. 1 German Civil Code, Bürgerliches Gesetzbuch – BGB) that at the date hereof:

5.1.4	the Company has been duly incorporated in accordance with applicable laws and is lawfully existent; and

5.1.5	no insolvency proceedings have been opened over the assets of the Company, and such opening of insolvency proceedings has not been declined due to a lack of assets, and no such proceedings are expected.

5.2	The Company hereby warrants towards the New Investor in the form of independent warranties (§ 311 para. 1 German Civil Code, Bürgerliches Gesetzbuch – BGB) that at the date hereof:

5.2.1	the Company has been duly incorporated in accordance with applicable laws and is lawfully existent;

5.2.2	no insolvency proceedings have been opened over the assets of the Company, and such opening of insolvency proceedings has not been declined due to a lack of assets, and no such proceedings are expected;

5.2.3	the Portfolio Companies have been duly incorporated in accordance with applicable laws and are lawfully existent;

5.2.4	except as disclosed in Annex 5.2.4 no insolvency proceedings have been opened over the assets of a Portfolio Company, and such opening of insolvency proceedings has not been declined due to a lack of assets and to the Company’s Knowledge no such proceedings are expected;

5.2.5	except as disclosed in Annex 5.2.5, the Company is not under the obligation to make any additional payment to any Portfolio Company and is not liable for any obligation of any Portfolio Company;

5.2.6	other than as disclosed in Annex 5.2.6, the shares held by the Company in the Portfolio Companies are free of third party rights, liens or encumbrances, other than rights of (i) other parties to shareholders’ agreements or similar agreements under such agreements (such as a right of first refusal), (ii) other shareholders of the Portfolio Companies under the articles of association of the respective Portfolio Company (such as a right of first refusal), as well as (iii) employees of the Company or of the Portfolio Companies under employee participation agreements (such as option agreements), and no third party has a claim for the granting of any rights, liens or encumbrances or for the transfer or acquisition of any shares;

5.2.7	the details regarding the Company’s holding of shares in the Portfolio Companies on a fully diluted basis as set out in Annex 1.4 are true and accurate as of the date hereof, subject to any further dilution that may arise from the exercise of stock option rights granted to managing directors, employees or consultants of the Company or the Portfolio Companies, which will not, with respect to each of the Company and each Portfolio Company, exceed 2% of the total share capital and votes and except as disclosed in Annex 1.4;

5.2.8	the New Investor’s investment into the Company will not affect the Company’s ownership, voting and other rights over shares in Portfolio Companies and, to the Company’s Knowledge, the transactions contemplated hereunder will not give any third party the right to terminate or vary any agreement to which the Company or a Portfolio Company is a party;

5.2.9	other than as disclosed in Annex 5.2.9, the Company is not a party to any court or arbitration proceeding or any administrative proceeding involving a value (Streitwert) of more than EUR 100,000, and, to the Company’s Knowledge, no third party has threatened the Company with any such proceeding;

5.2.10	other than as disclosed in Annex 5.2.10, the Company has paid up its part of the share capital of all Portfolio Companies, and the Company’s part of the share capital of the Portfolio Companies has not been repaid to the Company;

5.2.11	other than as disclosed in Annex 5.2.11, the shares held by the Company in the Portfolio Companies are free of ancillary obligations (Nebenpflichten) and additional payment obligations (Nachschusspflicht), in particular no open or hidden repayments of capital (Einlagenrückgewähr), no hidden distributions of profits (verdeckte Gewinnausschüttungen) and no hidden distributions in kind (verdeckte Sacheinlagen) have been made or have been agreed for the benefit of the Company;

5.2.12	The single financial statements of the Company as of 31 December 2013 (the “Financial Statements Rocket”) are attached hereto as Annex 5.2.12. The Financial Statements Rocket have been prepared and audited in accordance with German GAAP. The Financial Statements Rocket truly and fairly reflect the state of affairs and the financial and income situation of the Company as of 31 December 2013. The Financial Statements truly and fairly reflect the assets and liabilities (net worth), financial condition and earnings position of the Company as of 31 December 2013, and any contingent liabilities, including liabilities arising from letters of comfort that were not required to be reported as liabilities in the balance sheet, have been included in the Financial Statements Rocket as below-the-line items in accordance with German GAAP;

5.2.13	The single financial statements or consolidated financial statements (as the case may be) of each of the Key Entities as well as the Africa eCommerce Holding GmbH as of 31 December 2013 and the consolidated financial statements of the Company as of 31 December 2013 (the “Financial Statements Key Entities”) are attached hereto as Annex 5.2.13. The Financial Statements Key Entities have been prepared and audited in accordance with German GAAP (or Luxembourg GAAP, as the case may be). The Financial Statements Key Entities truly and fairly reflect the state of affairs and the financial and income situation of the Company and/or the respective Key Entity or Africa eCommerce Holding GmbH as of 31 December 2013. Only deviations, whether individually or in the aggregate, resulting in a deviation exceeding 10% in the financial line item “equity” in any one of the Financial Statements Key Entities shall constitute a breach of the warranties pursuant to this § 5.2.13. Deviations below 10% in the financial line item “equity” or deviations of any magnitude in any other financial line item of the Financial Statements Key Entities shall not constitute a breach of the warranties pursuant to this § 5.2.13. For the avoidance of doubt, nothing stated in this § 5.2.13 shall limit the warranty under § 5.2.12;

5.2.14	Other than as disclosed in Annex 5.2.14, (i) the Company does not have any Financial Liabilities, actual or contingent, exceeding in total EUR 2,000,000, and (ii) the Key Entities, each, do not have any Financial Liabilities, actual or contingent, exceeding in total EUR 10,000,000;

“Financial Liabilities” shall mean for the purposes of this § 5.2.14 (i) any interest-bearing debt, in particular liabilities in connection with loans or financial instruments, or (ii) any other financial liabilities or funding commitments or other significant financial obligations vis-à-vis subsidiaries or affiliated companies. For the avoidance of doubt, Financial Liabilities shall not include trade payables (Verbindlichkeiten aus Lieferungen und Leistungen) incurred in the ordinary course of business;

5.2.15	Annex 5.2.15 contains true and accurate copies of the bank account statements of the Company and the Key Entities as of 30 June 2014;

5.2.16	the Company has fully and timely paid all taxes due and timely made all such withholdings and deductions relating to tax as are required by law and has duly accounted for and delivered any such withholdings and deductions to the relevant authorities and all taxes incurred but not due are duly disclosed as liabilities or reserves in the Financial Statements Rocket in accordance with German GAAP; for purposes of this provision all taxes incurred due to or in connection with distributions made after 31 December 2013 and before the registration of the Capital Increase 2014 are deemed as being due at the time the distribution is made, also if such taxes are not due according to applicable laws;

5.2.17	other than as disclosed in Annex 5.2.17, there are no agreements or understandings between, on the one hand, the Company or any Portfolio Company and, on the other hand any direct or indirect shareholder of the Company or any person related to such shareholders which are not on arm’s length conditions and market commercial terms; there are no agreements between any Existing Shareholder and the Company, other than (i) shareholders’ or investment agreements at the level of the Portfolio Companies, (ii) the Restated Voting Agreement, (iii) the Restated Shareholders Agreement, (iv) the Restated Restructuring Agreement and (v) the Restated Tag Along Agreement, each of (ii) through (v) executed or to be executed on or about the date hereof;

5.2.18	to the Company’s Knowledge, all Intellectual Property Rights of the Company have been duly maintained, are valid and continue in full force and effect, have not expired and have not been cancelled or revoked. As used herein, “Intellectual Property Rights” shall include any intellectual and industrial property rights, including without limitation patents, trademarks, utility models, design patents, copyright, rights in software and other ancillary copyright as well as know-how and business secrets. In particular, the Company has, to the Company’s Knowledge, duly exercised all rights under the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or similar laws. To the Company’s Knowledge and except as disclosed in Annex 5.2.18 no Intellectual Property Rights have been challenged by any third parties. In particular the Company has not received notice from any third party of any claim or alleged claim that would call into question the validity of any Intellectual Property Rights held or used by the Company, and as far as the Company is aware, there are no circumstances that would provide a basis for any such claim or alleged claim. To the Company’s Knowledge the Company has not infringed or violated any Intellectual Property Rights of third parties in the operation of its business, nor is the Company currently infringing or violating any such third-party rights. To the Company’s Knowledge, no agreement related to the use of computer hardware, software, firmware, networks, or other information technology used by the Company is subject to a risk that operation may be disrupted within six months of the date hereof as a result of termination or non-renewal of the respective agreement;

5.2.19	the Company is, and to the Company’s Knowledge the Portfolio Companies are, the owners of the domain names which are listed in Annex 5.2.19 in the same row as the Company and the Portfolio Companies respectively; and

5.2.20	The facts contained in the draft prospectus dated 4 August 2014 provided by the Company to the New Investor (by e-mail sent by Sasche Leske of Noerr LLP to, amongst others, Christopher Young on 4 August 2014 at 5:38 p.m. German time) are in all material respects reasonably correct, accurate and not misleading, it being understood that the Company shall not be held liable for any market views, projections or conclusions contained in the aforementioned draft prospectus. To the extent the draft prospectus relates to entities other than the Company or the Key Entities, this warranty shall be limited to the Company’s Knowledge. For the avoidance of doubt, the disclosure of the aforementioned draft prospectus to the New Investor does not limit any of the rights of the New Investor under this Investment Agreement.

5.3	“Company’s Knowledge” shall mean the knowledge of any of the members of the management board of the Company (Vorstand) after due inquiry with the managing directors of the Portfolio Companies, respectively, but without attributing to them any kind of constructive or deemed knowledge of any managing director, employee or advisor of the Company, any Portfolio Company or any other third party.

5.4	Except for the representations and warranties given under the forgoing paragraphs, neither the Existing Shareholders, nor GF, nor the Company have given or give or have made or make any implied or express guarantee, representation or warranty and shall have no further liability in relation to the Company under statute, contract or theories of law or any other ground.

§ 6

LIABILITY AND LEGAL CONSEQUENCES OF INCORRECT WARRANTIES

6.1.1

In the event of a breach of the warranties (i) set forth in § 5.1, the respective Existing Shareholder (individually and separately from the other Existing Shareholders), or (ii) set forth in § 5.1.4 and § 5.1.5, GF, or, respectively, (iii) set forth in § 5.2 the Company, shall be obliged to restore the position of the New Investor that would exist if such breach had not occurred. To the extent such restoration (A) is not possible, (B) not sufficient or (C) has not been made within forty (40) days after the respective Existing Shareholder, GF or the Company (as the case may be) have been informed about the breach in writing by the New Investor, the respective Existing Shareholder, GF or the Company (as the case may be) shall compensate the New Investor in money for all damages within the meaning of §§ 249 et seq. German Civil Code (Bürgerliches Gesetzbuch – BGB), sufficient to make such restoration as set out herein, but excluding any loss of profit and consequential damages. For the avoidance of doubt, the Parties acknowledge that any damage of the Company shall be deemed to be a direct damage of the New Investor pro rata to its shareholding in the Company. The payment of damages by the Company shall also be regarded as direct damage of the New Investor pro rata to its shareholding in the Company. A damage of the Company equal to an amount of D EUR leads to a damage of the New Investor, being X% shareholder, equal to an amount of D*(X+X2+X3+…Xn) EUR. The Parties have agreed that the number of iterations (n) to be used in connection with the calculation of damages shall be 12.

Example: Damage of the Company equal to an amount of EUR 1,000,000 leads to a damage of the New Investor, being 10.00% shareholder, equal to an amount of EUR 1,000,000*(0.10+0.102+0.103+…+0.1012) = EUR 111,111.11.

6.2	In the event of a breach of a warranty set forth in § 5.1 and § 5.2 (“Warranty Claim”) the New Investor shall give to the Existing Shareholders, GF or the Company (as the case may be) written notice of such breach or non-fulfilment, promptly after its discovery, but in no event later than ten (10) Bank Working Days thereafter, stating in such notice in reasonable detail the nature thereof and the amount involved, to the extent that such amount has been determined at the time when such notice is given, whereas a failure to comply with such provision to give notice or stating in reasonable detail nature or amount shall not exclude the New Investor from making such claim unless and to the extent that the Existing Shareholders, GF or the Company (as the case may be) are actually prejudiced by the failure to give such notice (§ 254 German Civil Code; Bürgerliches Gesetzbuch - BGB).

6.3	When calculating the amount of the liability of the Existing Shareholders, GF or the Company (as the case may be) under or in connection with the breach of a warranty set forth in § 5.1 and § 5.2, all advantages in connection with the relevant matter shall be taken into account (Vorteilsausgleich) and the Existing Shareholders, GF or the Company (as the case may be) shall not be liable in respect of any claim for any loss suffered by the New Investor to the extent of any corresponding savings by, or benefit to the Company, the New Investor or any affiliate of the New Investor arising from such relevant matter.

6.4	The Existing Shareholders, GF and the Company shall not be liable for, and the New Investor shall not be entitled to bring any claim of whatever nature under or in connection with this Investment Agreement, for a breach of the warranties set forth in § 5.1 and 5.2 if and to the extent that

6.4.1	the matter to which the Warranty Claim or any other claim relates has been taken into account by way of a reserve (Rückstellung), or depreciation (Abschreibung), or exceptional depreciation (außerplanmäßige Abschreibung), or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert) or otherwise in the Financial Statements Rocket or the Financial Statements Key Entities or provisions shown in the Financial Statements Rocket or the Financial Statements Key Entities (irrespective of whether or not such provisions are specifically taking into account the matter on which the Warranty Claim is based);

6.4.2	the amount of the Warranty Claim has been recovered from a third party or under an insurance policy in force;

6.4.3	the payment or settlement of any item giving rise to a Warranty Claim results in a tax benefit to the Company or the New Investor;

6.4.4	the Warranty Claim results from a failure of the New Investor to mitigate damages pursuant to § 254 German Civil Code (Bürgerliches Gesetzbuch – BGB);

6.4.5	the matter to which the Warranty Claim relates was, at the date hereof, contained in the current commercial register excerpt of the Company; or

6.4.6	the matter to which the Warranty Claim relates was disclosed on or before the date hereof in an annex to this Investment Agreement or elsewhere in this Investment Agreement.

6.5	The aggregate liability of the Existing Shareholders, GF and the Company under this § 6 shall not exceed the New Investor’s total monetary investment under this Investment Agreement (which shall comprise the Aggregate Issue Price plus the New Investor’s Additional Payment, hereinafter referred to as the “New Investor’s Total Investment”), to the extent paid or duly committed. The New Investor’s total claims in connection with the warranties pursuant to § 5.2.3 through § 5.2.20 shall be capped at 30% of the New Investor’s Total Investment, provided that the New Investor’s total claims in connection with the warranties pursuant to any other warranty than the warranty contained in § 5.2.16 shall be capped at 15% of the New Investor’s Total Investment. For the avoidance of doubt, the sequence in which the New Investor makes any Warranty Claim shall not affect these caps, i.e., the New Investor shall in any event have the right to make Warranty Claims not based on § 5.2.16 up to an amount of 15% of the New Investor’s Total Investment regardless of whether it has brought any Warranty Claim based on § 5.2.16 before or not, provided, however, that the total cap of 30% of the New Investor’s Total Investment may not be exceeded.

6.6	The New Investor shall only be entitled to a Warranty Claim pursuant to § 5.2.3 through § 5.2.15 and § 5.2.17 through § 5.2.20 if such Warranty Claim exceeds EUR 1,000,000 and the total of all such Warranty Claims exceeds EUR 5,000,000 (but then to the full extent).

6.7	In the event of a Warranty Claim the rights under § 6, with the limitations stated herein, shall constitute the sole and exclusive remedy; any other remedy or claims for breach of those representations and warranties (whether vis-à-vis the Existing Shareholders, GF or the Company) including, without limitation, any statutory rights in case of breach of contract (such as a withdrawal from this Investment Agreement or damages in lieu of performance (Schadensersatz statt der Leistung)) shall be excluded. In particular, all claims and rights of the New Investor based on the breach of any warranty, guarantee or representation as well as claims and rights of the New Investor based on pre-contractual liability (Verschulden bei Vertragsschluss) or avoidance (Anfechtung) or resulting from a material change of basic assumptions (Wegfall oder Störung der Geschäftsgrundlage) shall, to the extent legally permissible, be excluded.

6.8	The remedial procedure and the limitations of the liability of the Existing Shareholders, GF and the Company of this § 6 shall not apply if and to the extent an Existing Shareholder, GF or the Company is liable of an intentional breach or fraudulent intent (Vorsatz oder Arglist).

6.9	If one and the same fact or circumstance constitutes a violation of more than one of the representations and warranties in the meaning of § 5.1 and § 5.2, the New Investor may claim damages only once in respect of the same losses suffered.

6.10	Any claim for a remedy due to a breach of any of the warranties pursuant to § 5.1, § 5.2.1 through § 5.2.15 and § 5.2.17 through § § 5.2.20 shall be time-barred (verjährt) if such claim is not brought within 18 months after the date hereof but, if brought within such period, the claim shall survive until resolved. Any claim of the New Investor pursuant to § 5.2.16 shall become time barred upon the expiration of a period of 6 (six) months after the final and binding tax assessment for tax assessment periods ending on or prior to 31 December 2013 provided, however, that such claim, if brought within such period, shall survive until resolved.

§ 7

CONFIDENTIALITY

7.1	The Parties shall treat all information in connection with this Investment Agreement and the Company confidential. However, the Parties are entitled to disclose information

7.1.1	to employees or advisors of each Party and the commercial banks or other financial institutions who themselves are subject to a comparable confidentiality obligation;

7.1.2	to future investors who wish to acquire a direct or indirect participation in the Company, if they sign a corresponding declaration of confidentiality;

7.1.3	to banks in connection with an IPO or financing measures of the Company;

7.1.4	to a third party in connection with the sale of an enterprise, providing that the third party signs a corresponding declaration of confidentiality;

7.1.5	to tax and other public authorities, to the extent stipulated by statute by a court or administrative authority; and

7.1.6	to the extent to which necessary by statutory law, regulations or stock exchange rules binding a Party or anyone controlling a Party.

7.2	The Parties are entitled to disclose information to their Affiliates (as defined in the Shareholders’ Agreement).

§ 8

TERMINATION

8.1	The New Investor may cancel this Investment Agreement by written notice vis-à-vis the Company and the Existing Shareholders if the Capital Increase Resolution pursuant to § 3.3 of this Investment Agreement has not been adopted by the Existing Shareholders within six (6) weeks of the date hereof.

8.2	Upon termination, all provisions of this Investment Agreement lapse, except for the obligations set out in the surviving § 3.4 and § 7, and all other obligations of the New Investor under this Investment Agreement shall cease to apply and there shall be no liability of the New Investor under or in connection with any other provision of this Investment Agreement.

§ 9

NOTICES

9.1	All notices, requests and other communication in connection with this Investment Agreement shall be made in writing in English and shall be delivered personally or sent by reputable courier to the addresses below (with a copy by email) or to such other addresses as may be specified by any Party to the other Parties in the same manner.

9.1.1	Notices to Emesco:

Emesco AB

Skeppsbron 18, P.O. Box 2094

SE-103 13 Stockholm, Sweden

Attention: CEO/CFO

email: lorenzo.grabau@kinnevik.se and mikael.larsson@kinnevik.se with copy to tobias.hulten@kinnevik.se

9.1.2	Notices to GF:

Global Founders GmbH

Luisenstraße 14, 80333 Munich, Germany

Attn: Mr Oliver Samwer

email: oliver.samwer@rocket-internet.com

9.1.3	Notices to the Company:

Rocket Internet AG

Johannisstraße 20, 10117 Berlin, Germany

Attn: CEO email: oliver.samwer@rocket-internet.com

with a copy to

Noerr LLP

Charlottenstrasse 57, 10117 Berlin, Germany

Attn: Mr Sascha Leske

email: Sascha.Leske@noerr.com

9.1.4	Notices to Access:

Jörg Mohaupt and Thomas Harding

c/o Access Industries (UK) Limited registered office from time to time, currently located at

Warner Building

28 Kensington Church Street

London, W8 4EP, United Kingdom

from 1 October onwards the registered office will be

Access Industries (UK) Limited

6th Floor

Marble Arch House

66 Seymour Street

London W1H 5BT

email: jmohaupt@accind.com; tharding@accind.com

9.1.5	Notices to the New Investor:

Philippine Long Distance Telephone Company

Ramon Cojuangco Building, Makati Ave. corner Ayala Ave.,

Legaspi Village, Makati City, Metro Manila, Philippines 1200

Attn: CEO

email: nlnazareno@pldt.com.ph

with a copy to

Olswang Germany LLP

Potsdamer Platz 1, 10785 Berlin, Germany

Attn: Mr Thomas Schubert

email: Thomas.Schubert@olswang.com

§ 10

ASSIGNMENT

10.1	Any single rights and/or single obligations defined under this Investment Agreement or this Investment Agreement as a whole cannot be transferred or assigned in whole or in part without the prior written consent of the other Parties.

10.2	The Company and the Existing Shareholders hereby already consent to the assignment of the rights of the New Investor under this Investment Agreement to a subsidiary or affiliate of the New Investor provided, however, that the New Investor shall remain jointly and severally liable with such assignee for the New Investor’s obligations under this Investment Agreement. In the event of such assignment by the New Investor, the assignee may enforce this Investment Agreement as if it were the New Investor under this Investment Agreement.

§ 11

COSTS

Each Party shall bear its own costs for the draft and advice in connection with the conclusion of this Investment Agreement and the measures provided for in it.

§ 12

WRITTEN FORM

Alterations and additions to this Investment Agreement must be in written form and be signed by each Party in order to be valid, any such alteration or addition shall furthermore be notarized if notarial recording is prescribed. This also applies for any alterations or amendments or any waiver of this requirement of the written form.

§ 13

CHOICE OF LAW AND LEGAL VENUE

13.1	This Investment Agreement is subject to the substantive laws of the Federal Republic of Germany.

13.2	Any disputes of the Parties resulting out of or in connection with this Investment Agreement shall exclusively be settled by arbitration in accordance with the rules of German Institution of Arbitration (DIS-SchO) and the supplementary rules for corporate litigation (DIS-ERGes). The arbitration tribunal shall be composed of three arbitrators. The claimant and the respondent shall each nominate one member of the tribunal. The third member of the tribunal shall be mutually appointed by the members nominated by the claimant and the respondent and shall be the chairman. The place of arbitration shall be Berlin. The arbitration proceedings shall be conducted in English.

The effects of the arbitral decision shall extend also to shareholders that have been timely nominated as concerned shareholders (Betroffene) regardless of whether they have chosen to make use of the option to act as intervenor (Nebenintervenient) in the arbitration proceedings (§ 11 DIS-ERGes). Shareholders that were timely nominated as concerned shareholders shall recognize the decision made in accordance with the provisions of the supplementary rules for corporate litigation (DIS-ERGes).

Each Party remains bound by this § 13.2 even after having left the Company for whatever legal reason.

In case of any litigation which would be subject to arbitration proceedings in accordance with this § 13.2 but has been put in front of ordinary courts, the Company always has to raise the objection that arbitration proceedings have been agreed between the Parties pursuant to this Investment Agreement.

§ 14

ENTIRE AGREEMENT

To the extent not otherwise referenced in this Investment Agreement, the present Investment Agreement shall constitute the entire agreement and understanding between the Parties, or any of them, in relation to shares in the Company or to voting rights relating to shares in the Company, and shall supersede any and all previous agreements and arrangements relating to the subject matter hereof.

§ 15

SEVERABILITY

In case individual provisions of this Investment Agreement are invalid or if this Investment Agreement contains gaps, this does not affect the validity of the remaining provisions. Such invalid provision shall be replaced and the gap shall be filled by a valid provision which corresponds to the meaning and purpose of the invalid provision and which corresponds to what would reasonably have been agreed in accordance with the sense and purpose of this Investment Agreement if the matter had been considered from the outset.

[SIGNATURE PAGES FOLLOW]

Signature Page for Investment Agreement

Global Founders GmbH
By:

/s/ Oliver Samwer
Name:	Oliver Samwer
Position:	Managing Director (Geschaftsfuhrer)

Signature Page for Investment Agreement

Emesco AB
By:
Stockholm, August 6, 2014		Stockholm, August 6, 2014

/s/ Samuel Sjostrom		/s/ Anders Strandberg
Name:	Samuel Sjostrom	Name:	Anders Strandberg
Position:	Proxy Holder	Position:	Proxy Holder

Signature Page for Investment Agreement

AI European Holdings S.a.r.l
By:		By:
London, August 6, 2014		Luxembourg, August 5, 2014

/s/ Thomas Harding		/s/ Dawn Shand
Name:	Thomas Harding	Name:	Dawn Shand
Position:	Vice President	Position:	Class B Manager

By:	Access Industries Management, LLC, Class A Manager
By:	Thomas Harding, Vice President

Signature Page for Investment Agreement

Rocket Beteiligungs GmbH
By:
Berlin, August 6, 2014

/s/ Arnt Jeschke
Name:	Arnt Jeschke
Position:	Managing Director (Geschaftsfuhrer)

Signature Page for Investment Agreement

Philippine Long Distance Telephone Company
By:

/s/ Manuel V. Pangilinan
Name:	Manuel V. Pangilinan
Position:	Chairman

Signature Page for Investment Agreement

Rocket Internet AG
By:
Berlin, August 6, 2014

/s/ Oliver Samwer		/s/ Arnt Jeschke
Name:	Oliver Samwer	Name:	Arnt Jeschke
Position:	Member of the Management Board (Vorslands-Mitgleid) CEO	Position:	Prokurist